Exhibit 107

Calculation Of Filing Fee Tables

Form S-3

(Form Type)

Achieve Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	Rule 457(c)	12,279,423(2)	$2.51(3)	$30,821,352	$0.0001102	$3,397

Total Offering Amounts							$3,397

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$3,397

(1)

Represents the shares of Common Stock, par value $0.001 per share (the “Common Stock”) of Achieve Life Sciences, Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	Consists of an aggregate of 12,279,423 shares of the Registrant’s Common Stock, including 4,093,141 shares of common stock issuable upon the exercise of pre-funded warrants of the registrant.
(3)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.51, the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on December 22, 2022.